EXHIBIT 4.4

AMENDMENT NO. 1
TO
WINDSTREAM 401(k) PLAN

(January 1, 2011 Restatement)

WHEREAS, Windstream Corporation (the "Company") maintains the Windstream 401(k) Plan, as amended and restated effective as of January 1, 2011 (the "Plan"); and

WHEREAS, the Company desires further to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

1. Effective as of April 1, 2011, a new Section 20.11 is added to the Plan to provide as follows:

20.11	Merger of the Hosted Solutions Acquisition, LLC 401(k) Plan

(a)
Merger. Effective as of April 1, 2011, the Hosted Solutions Acquisition, LLC 401(k) Plan (the "Hosted Solutions Plan") shall be merged into and made a part of the Plan, and the trust fund maintained in connection with the Hosted Solutions Plan shall be added to the assets of the Trust Fund to be disposed of under the terms, conditions, and provisions of the Plan and Trust. On and after April 1, 2011, the general provisions of the Plan shall govern with respect to the interests under the Hosted Solutions Plan of all persons except (i) as otherwise expressly provided in this Section 20.11 and (ii) to the extent the general provisions of the Plan are inconsistent with any provisions of the Hosted Solutions Plan that may not be eliminated under Section 411(d)(6) of the Code (and the regulations thereunder).

For purposes of clarity, the following forms of payment and in-service withdrawal provisions that were available under the Hosted Solutions Plan as in effect on April 1, 2011 shall be available under the Plan with respect to the Participant's Separate Account attributable to the Hosted Solutions Plan (and, as applicable, attributable to a particular sub-account under the Hosted Solutions Plan):

(1)	On or after a Participant's Settlement Date, single sum payment.

(2)	In-service withdrawal of account balance upon attainment of age 59-1/2.

(3)	In-service withdrawals of account balance upon disability for participants in the Hosted Solutions Plan as of April 1, 2010.

(4)	In-service withdrawals of amounts attributable to rollover contributions at any time.

Following the merger of the Hosted Solutions Plan into the Plan, (i) hardship withdrawals as provided in Article XIX of the Plan shall apply to the amounts attributable to the "401k Deferral" sub-account (excluding any earnings) under the Hosted Solutions Plan and (ii) the small benefit cash out as provided in Section 15.04 shall apply to the Participant's Separate Account (including the amounts attributable to the Hosted Solutions Plan).

(a)
Accounts. As of April 1, 2011, Separate Accounts shall be established in accordance with the provisions of Section 11.07 in the name of each person who as of April 1, 2011 was a participant or beneficiary with an interest under the Hosted Solutions Plan

(and for whom a Separate Account had not already been established). As of the date the assets of the trust fund of the Hosted Solutions Plan are received by the Trustee and deposited in the Trust Fund, there shall be credited to each such Separate Account or Sub-Account, as applicable, the value of such person's prior separate account or sub-account of the corresponding type under the Hosted Solutions Plan as certified to the Plan Administrator by the plan administrator of the Hosted Solutions Plan.

(b)
Forfeitures. If a person who was a participant under the Hosted Solutions Plan (i) incurred a forfeiture under the Hosted Solutions Plan prior to April 1, 2011 (and such forfeiture has not been restored), (ii) resumes employment as an Employee under the Plan, and (iii) would have had the forfeiture restored under the Hosted Solutions Plan as in effect on April 1, 2011, such forfeiture shall be restored under the Plan in the same manner and under the same conditions as such forfeiture would have been restored under the Hosted Solutions Plan as in effect on April 1, 2011.

(c)
Beneficiary Designations. Effective as of April 1, 2011, each beneficiary designation under the Hosted Solutions Plan shall be void and have no further effect. Article XVII of the Plan shall apply to determine the beneficiary with respect to the Separate Accounts or Sub-Accounts established under Section 20.11(b) of the Plan (or previously established under the Plan).

IN WITNESS WHEREOF, the Company, by its duly authorized representative, has caused this Amendment No. 1 to the Windstream 401(k) Plan (January 1, 2011 Restatement) to be executed on this ____ day of March, 2011.

WINDSTREAM CORPORATION

By:____________________________________
Title: Member of the Benefits Committee